October 10, 2025

Marla Beck
Via email

    Re:    Separation of Employment

Dear Marla:

As a follow up to conversations between your representatives and the Company’s representatives, this letter confirms the terms related to the termination without cause of your employment with The Beauty Health Company (the “Company”), which employment was terminated effective September 30, 2025 (the “Separation Date”). Effective as of the Separation Date, your employment with, and status as an officer of, the Company and any of its subsidiaries and affiliates terminated, and you are deemed to have resigned from any and all directorships, committee memberships and other positions you hold with the Company or any of its subsidiaries and affiliates.

Upon the acknowledgement of this letter, in accordance with the terms of the Employment Agreement between you, the Company, and Hydrafacial LLC (“HydraFacial”), dated as of April 8, 2024 (the “Employment Agreement”), attached hereto as Exhibit 1 and incorporated by reference, the Company will pay or provide to you (i) your earned but unpaid Base Salary (as defined in the Employment Agreement) through the Separation Date, and (ii) any vested amounts due to you under any plan, program or policy of the Company in which you participate (excluding any severance, bonus or incentive plan or arrangement) (collectively, the “Accrued Obligations”).

In addition to the Accrued Obligations, and upon your execution of a Release (described below), (i) you will be eligible to receive the eighteen (18) months severance payments and benefits, set forth in Section IV.D.2 of the Employment Agreement (collectively, the “Severance”), and (ii) the performance share units with a grant-date value of $1,700,000.00 (the “PSU Award”) awarded to you under Section II.D.2 of the Employment Agreement, which shall vest in full as of September 30, 2025.

Throughout your employment with the Company, you were granted additional performance-based restricted stock unit awards and restricted stock unit awards of the Company’s Class A common stock (the “Equity Awards”) under the Company’s 2021 Incentive Award Plan (the “Plan”). On the Separation Date, the Equity Awards were treated as set forth in the Plan.

In addition to the above benefits, the Company will enter into a Consulting Agreement with you, attached hereto as Exhibit 2 and incorporated by reference, effective October 1, 2025 and terminating no later than December 31, 2025 (the “Consulting Term”). Under the Consulting Agreement, you will continue to be paid the same rate of pay as under your Employment Agreement (i.e., the “Base Salary”) for thirteen additional weeks, payable in accordance with the Company’s usual payroll periods. Additionally, your work during the Consulting Term shall count towards your participation in the Company’s 2025 Annual Incentive Plan in the same manner and to the same extent as if you were still employed with the Company. Per your Employment Agreement and Company practice, the Annual Bonus to which you are entitled will be payable at such time as annual bonuses are paid generally to the Company’s senior executives for 2025, but in no event later than March 15, 2026.

You additionally executed the Employee Proprietary Information and Inventions Assignment Agreement between you, the Company, and HydraFacial, dated on or around April 8, 2024 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit 3 and incorporated by reference. You are and will remain bound by the restrictive covenants set forth in the Confidentiality Agreement, and the restrictive covenants in the Confidentiality Agreement will not be impacted by your termination of employment and will remain in full force and effect in accordance with their terms. The Restricted Period (as defined in the Confidentiality Agreement) extends for a period of one (1) year immediately following the termination of the Consulting Term or December 31, 2026, whichever is earlier. You acknowledge and agree that any dispute between you and the Company will be governed by Maryland law and that any dispute between you and the Company shall be adjudicated exclusively in the state or federal courts located in Montgomery County, Maryland.

Additionally, in consideration of the separation benefits, you agree to fully cooperate with the Company in the event that your assistance is required in connection with any litigation or claim.  In doing so, you agree to respond to all inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the period of your employment by the Company, and you further agree to cooperate fully with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which you were employed by the Company or relating to matters of which you have or should have knowledge or information.

Finally, the Company will reimburse you up to ten thousand dollars ($10,000) for legal fees you incurred in negotiating this Agreement, the Consulting Agreement and other aspects of your separation from the Company.

The Severance (and other benefits provided in your Employment Agreement upon termination), as well as the benefits provided for in this Agreement, are all contingent upon your timely execution and non-revocation of the general release of claims attached to your Employment Agreement (the “Release”), a copy of which is enclosed herewith as Exhibit 4, and will be otherwise subject to the terms and conditions described in the Employment Agreement. You must execute and deliver the Release to the Company within twenty-two (22) days after the Separation Date, and you will have seven (7) days from the date on which you sign the Release to revoke it (if you choose to do so).

This letter, together with its Exhibits 1-4, comprise the entire agreement between you and the Company with respect to the subject matter hereof and thereof and, as of the Separation Date, will supersede all other agreements or arrangements.

Please indicate your agreement to the terms outlined in this letter by signing in the space provided below. If you have any questions about this letter, please contact me. We thank you for your service to the Company and wish you the best in your future endeavors.

Sincerely,

The Beauty Health Company

/s/ Celeste Ortiz
Celeste Ortiz
Chief Human Resources Officer

Acknowledged, Agreed and Accepted:

/s/ Marla Beck
Marla Beck

10/13/2025
Date